Accentia Biopharmaceuticals Announces Favorable Interim Blinded

Data on SinuNase in Its Fast-Tracked Pivotal Phase 3 Clinical Trial for

Chronic Sinusitis

Interim Data Shows Substantial Percentage of Patients Are Experiencing

Resolution of Symptoms and Reduction in Polyps

TAMPA, FL—June 28, 2007—Accentia Biopharmaceuticals, Inc. (NASDAQ: ABPI) announced on Wednesday, June 27 at the Jefferies Healthcare Conference that its interim analysis of the blinded data on the first fifty patients in the Fast-Tracked Phase 3 clinical study of SinuNase™, at 8 weeks post-randomization, has demonstrated substantial improvement in resolution of one or both of the cardinal symptoms of chronic sinusitis, and substantial improvement in intranasal polyposis. Resolution of both cardinal symptoms at the end of 16 weeks is the primary endpoint of the ongoing Phase 3 study. Based on this interim blinded data, approximately 42% of patients randomized reported resolution of one or both cardinal symptoms. In addition, approximately 47% of patients were evaluated as having improved endoscopy scores. It should be noted, prior to randomization, potential trial participants were required to irrigate with saline twice daily for two weeks and only those who showed no placebo effect were randomized. The randomization between SinuNase and placebo control is 1:1, meaning that 50% of the patients in the blinded interim analysis should be on SinuNase, and 50% on placebo control.

“The data reported is very encouraging,” said Dr. Frank E. O’Donnell Jr., Chairman and Chief Executive Officer of Accentia Biopharmaceuticals. “While we cannot determine which patients are receiving SinuNase and which are receiving placebo control until the study is completed and unblinded, the fact that there are resolution of symptoms and improvement in endoscopy in a substantial percentage of patients suggests to me that we are on track to reach our anticipated outcome for SinuNase in the Phase 3 study. It seems unlikely to me that patients receiving placebo would have a substantial improvement in polyps. In fact, in patients who experienced no resolution of symptoms, the endoscopy scores improved by just 2%. In patients who reported complete resolution of one cardinal symptom there was an average improvement in endoscopy scores of 12%. In patients who reported resolution of both cardinal symptoms there was an average improvement in endoscopy scores of 23%.”

The clinical trial has reached approximately 80% enrollment and the Company believes it will finish enrollment of the 300 patients required for randomization during the summer. Unblinded top-line results for all patients are expected to be available before the end of the year.

Members of the investment community, the media, and other interested parties can access the PowerPoint presentation and an audio webcast by visiting Accentia’s homepage at www.accentia.net, or for audio only, http://www.wsw.com/webcast/jeff18/abpi. The PowerPoint presentation and audio will be available and archived on Accentia’s website for 90 days.

About Accentia Biopharmaceuticals, Inc.

Accentia Biopharmaceuticals, Inc. and its subsidiaries (collectively referred to as the “Company” or “Accentia”) is a vertically integrated biopharmaceutical company focused on the development and commercialization of drug candidates that are in late-stage clinical development and typically are based on active pharmaceutical ingredients that have been previously approved by the FDA for other indications. Usually these drug candidates can access the accelerated 505(b)(2) regulatory approval pathway, which is generally less time-consuming and less expensive than the typical 505(b)(1) pathway that must be used for new chemical entities. The Company’s lead product candidate is SinuNase(TM), a novel application and formulation of a known therapeutic to treat chronic rhinosinusitis. SinuNase has been granted Fast Track status by the FDA and it is currently in a pivotal Phase 3 clinical trial. During this fiscal year, the Company also plans to file an Investigative New Drug (IND) for a pivotal Phase 3 clinical trial of Revimmune, to treat numerous autoimmune diseases with an initial indication targeting refractory relapsing-remitting Multiple Sclerosis. Revimmune is based on pulsed, ultra-high dosing of a well-known chemotherapeutic agent under a risk management program. Additionally, through an investment strategy, the Company has acquired the majority ownership interest in Biovest International, Inc. (“Biovest”), (BVTI.OB) and a royalty interest in Biovest’s lead drug candidate, BiovaxID(TM) and any other biologic products developed by Biovest. Biovest is currently conducting a pivotal Phase 3 clinical trial for BiovaxID which is a patient-specific anti-cancer vaccine focusing on the treatment of follicular non-Hodgkin’s lymphoma. BiovaxID has been granted Fast Track status by the FDA. In addition to these product candidates, the Company has a specialty pharmaceutical business which markets products focused on respiratory disease and an analytical consulting business that serves customers in the biopharmaceutical industry. For further information, visit the Company Web site at www.accentia.net.

Forward-Looking Statements

Statements in this release that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to, statements about Revimmune(TM) SinuNase(TM), BiovaxID(TM), AutovaxID(TM), CRSFungal Profile(TM) and any other statements relating to products, product candidates, product development programs the FDA or clinical study process including the commencement, process or completion of clinical trials or the regulatory process. Such statements may include, without limitation, statements with respect to the Company’s plans, objectives, expectations and intentions and other statements identified by words such as “may,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans” or similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results of Accentia to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include, but are not limited to, risks and uncertainties related to the progress, timing, cost, and results of clinical trials and product development programs; difficulties or delays in obtaining regulatory approval for product candidates; competition from other pharmaceutical or biotechnology companies; and the additional risks discussed in filings with the Securities and Exchange Commission. All forward-looking statements are qualified in their entirety by this cautionary statement, and Accentia undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof.

Contact:

Accentia Biopharmaceuticals, Inc., Tampa, FL

Susan Bonitz, Ph.D.; 813-864-2554-Extension 277

sbonitz@accentia.net

Investors:

The Investor Relations Group, New York

Adam S. Holdsworth, 212-825-3210

aholdsworth@investorrelationsgroup.com

or

Media:

Janet Vasquez, 212-825-3210

jvasqyez@investorrelationsgroup.com